                                                                      Exhibit 12
                        CARPENTER TECHNOLOGY CORPORATION
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES -- UNAUDITED
                       FIVE YEARS ENDED JUNE 30, 1997 AND
                     THREE MONTHS ENDED SEPTEMBER 30, 1997

                             (dollars in thousands)

                                 Three
                                Months
                                 Ended
                                9/30/97     1997      1996       1995      1994      1993
                                -------     ----      ----       ----      ----      ----
Fixed charges:
 Interest costs (a)               $ 6,378  $ 22,330  $ 19,275    $17,797   $19,651   $21,759

 Interest component of non-
 capitalized lease rental
 expense (b)                          630     2,419     2,074      2,452     2,522     2,532
                                  -------  --------  --------    -------   -------   -------

     Total fixed charges          $ 7,008  $ 24,749  $ 21,349    $20,249   $22,173   $24,291
                                  =======  ========  ========    =======   =======   =======
Earnings as defined:

 Income before income
 taxes, extraordinary charge
 and cumulative effect of
 changes in accounting
 principles                       $27,941  $ 97,871  $ 95,170    $74,571   $62,728   $42,799

 Add:  Loss in less-than-
 fifty-percent-owned persons          296     1,188     7,025      3,000       910         -

 Less:  Gain on sale of
 partial interest in less-
 than-fifty-percent-owned               -         -    (2,650)         -         -         -
 persons

 Fixed charges less interest
 capitalized                        6,478    22,349    21,009     16,994    18,043    23,126

 Amortization of capitalized
 interest                             482     1,879     2,074      1,952     1,788     1,725
                                  -------  --------  --------    -------   -------   -------
     Earnings as defined          $35,197  $123,287  $122,628    $96,517   $83,469   $67,650
                                  =======  ========  ========    =======   =======   =======
Ratio of earnings to fixed
 charges                              5.0x      5.0x      5.7x       4.8x      3.8x      2.8x
                                  =======  ========  ========    =======   =======   =======


 (a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.

 (b) One-third of rental expense which approximates the interest component of non-capitalized leases.

                                       1